Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS, DECLARES DIVIDEND AND ANNOUNCES ANNUAL MEETING

Fourth Quarter Highlights

●	Net income of $2.0 million, down $1.1 million from $3.1 million for fourth quarter of 2020
●	Diluted earnings per share of $0.45, down $0.22 from $0.67 for fourth quarter of 2020
●	Gain on sales of loans of $1.7 million, down $1.3 million from $3.0 million for fourth quarter of 2020
●	Net interest margin of 2.80%, down 71 basis points from 3.51% for fourth quarter of 2020
●	Provision for loan losses of $0.2 million, down $1.0 million from $1.2 million for fourth quarter of 2020

Annual Highlights

●	Net income of $13.6 million, up $3.3 million from $10.3 million for 2020
●	Diluted earnings per share of $3.01, up $0.79 from $2.22 for 2020
●	Gain on sales of loans of $6.6 million, down $2.9 million from $9.5 million for 2020
●	Net interest margin of 3.18%, down 37 basis points from 3.55% for 2020
●	Provision for loan losses of ($2.1) million, down $4.8 million from $2.7 million for 2020

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net income	$1,999	3,125	$13,564	10,302
Diluted earnings per share	0.45	0.67	3.01	2.22
Return on average assets (annualized)	0.77%	1.37%	1.38%	1.21%
Return on average equity (annualized)	7.11%	12.18%	12.62%	10.56%
Book value per share	$24.11	21.65	$24.11	21.65

ROCHESTER, MINNESOTA, January 27, 2022 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.0 million for the fourth quarter of 2021, a decrease of $1.1 million compared to net income of $3.1 million for the fourth quarter of 2020. Diluted earnings per share for the fourth quarter of 2021 was $0.45, a decrease of $0.22 from the diluted earnings per share of $0.67 for the fourth quarter of 2020. The decrease in net income between the periods was primarily because of a $1.3 million decrease in the gain on sales of loans due to the decrease in mortgage loan originations and sales, a $0.7 million decrease in net interest income due primarily to a decrease in the yield earned on interest-earning assets, and a $0.6 million increase in non-interest expenses primarily related to increases in compensation and legal expenses. These decreases in net income were partially offset by a $1.0 million decrease in the provision for loan losses. The provision for loan losses decreased primarily because of the reduction in the required reserves due to the reduced economic impact of the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. Income tax expense decreased $0.5 million as a result of the decrease in pre-tax income between the periods.

President’s Statement

“We are pleased with the credit quality of our loan portfolio and the improving economic environment that allowed us to record a credit provision for loan losses for the year. The credit provision along with the PPP loans fees earned during the year were significant factors in the increase in our annual net income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We are also pleased with the asset growth that we continue to experience and the positive impact it had on our net interest income during the quarter and year.”

Fourth Quarter Results

Net Interest Income

Net interest income was $7.0 million for the fourth quarter of 2021, a decrease of $0.7 million, or 8.8%, from $7.7 million for the fourth quarter of 2020. Interest income was $7.4 million for the fourth quarter of 2021, a decrease of $0.9 million, or 10.9%, from $8.3 million for the fourth quarter of 2020. Interest income decreased despite the $121.7 million increase in the average interest-earning assets between the periods primarily because of the decrease in the average yield earned on interest-earning assets. The average yield earned on interest-earning assets was 2.93% for the fourth quarter of 2021, a decrease of 83 basis points from 3.76% for the fourth quarter of 2020. The decrease in the average yield is primarily related to the decrease in the prime rate that occurred in the first quarter of 2020, which lowered the rate on adjustable rate loans in the portfolio as well as any new or renewing fixed rate loans that were originated since that time.

Interest expense was $0.3 million for the fourth quarter of 2021, a decrease of $0.3 million, or 40.9%, from $0.6 million for the fourth quarter of 2020. Interest expense decreased despite the $121.0 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.14% for the fourth quarter of 2021, a decrease of 14 basis points from 0.28% for the fourth quarter of 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the federal funds rate in the first quarter of 2020. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2021 was 2.80%, a decrease of 71 basis points, compared to 3.51% for the fourth quarter of 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the decrease in the prime rate that occurred in the first quarter of 2020.

A summary of the Company’s net interest margin for the three month periods ended December 31, 2021 and 2020 is as follows:

	For the three month period ended
	December 31, 2021			December 31, 2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$263,336	632	0.95%	$128,269	486	1.51%
Loans held for sale	5,430	44	3.23	8,334	59	2.84
Single family loans, net	166,633	1,443	3.44	139,836	1,350	3.84
Commercial loans, net	410,568	4,711	4.55	457,654	5,676	4.93
Consumer loans, net	41,963	497	4.70	57,311	683	4.74
Other	109,172	50	0.18	84,014	29	0.14
Total interest-earning assets	$997,102	7,377	2.93	$875,418	8,283	3.76

Interest-bearing liabilities:
Checking accounts	$160,450	45	0.11	$145,626	49	0.13
Savings accounts	118,059	18	0.06	97,444	17	0.07
Money market accounts	267,363	148	0.22	220,404	156	0.28
Certificate accounts	88,048	119	0.54	105,121	336	1.27
Total interest-bearing liabilities	$633,920			$568,595
Non-interest checking	282,280			226,786
Other non-interest bearing deposits	2,066			1,856
Total interest-bearing liabilities and non-interest bearing deposits	$918,266	330	0.14	$797,237	558	0.28
Net interest income		7,047			7,725
Net interest rate spread			2.79%			3.48%
Net interest margin			2.80%			3.51%

Provision for Loan Losses

The provision for loan losses was $0.2 million for the fourth quarter of 2021, a decrease of $1.0 million from the $1.2 million provision for loan losses for the fourth quarter of 2020. The provision for loan losses decreased primarily because of the reduction in the required reserves due to the reduced economic impact of the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. The underlying operations supporting many of the loans that were initially negatively impacted by the pandemic have improved and the amount of loans requiring accommodations decreased in 2021. At December 31, 2021, the Company had no loans with outstanding loan accommodations in accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act compared to $34.6 million of outstanding loans that had been granted accommodations at December 31, 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The reserves decreased between the periods primarily because of a decrease in the qualitative reserves required as a result of the economic improvements related to the COVID-19 pandemic and a decrease in certain loan loss reserve percentages as a result of an internal analysis of the loan portfolio. Total non-performing assets were $4.9 million at December 31, 2021, an increase of $3.1 million, or 174.5%, from $1.8 million at September 30, 2021. Non-performing loans increased $2.8 million and foreclosed and repossessed assets increased $0.3 million during the fourth quarter of 2021. The increase in non-performing loans is primarily related to a $3.4 million hotel loan that was classified as non-performing during the quarter. The increase in the foreclosed and repossessed assets is related to a commercial property that was foreclosed on during the quarter.

A reconciliation of the Company’s allowance for loan losses for the quarters ended December 31, 2021 and 2020 is summarized as follows:

(Dollars in thousands)	2021	2020
Balance at September 30,	$9,070	9,532
Provision	234	1,151
Charge offs:
Commercial real estate	(36)	0
Consumer	0	(10)
Recoveries	11	26
Balance at December 31,	$9,279	10,699

Allocated to:
General allowance	$8,873	10,461
Specific allowance	406	238
	$9,279	10,699

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2020.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2021	2021	2020
Non‑Performing Loans:
Single family	$340	$423	$502
Commercial real estate	3,757	685	1,484
Consumer	517	673	689
Commercial business	7	7	9
Total	4,621	1,788	2,684

Foreclosed and Repossessed Assets:
Commercial real estate	290	0	636
Total non‑performing assets	$4,911	$1,788	$3,320
Total as a percentage of total assets	0.46%	0.17%	0.37%
Total non-performing loans	$4,621	$1,788	$2,684
Total as a percentage of total loans receivable, net	0.71%	0.29%	0.42%
Allowance for loan losses to non-performing loans	200.81%	507.15%	398.72%

Delinquency Data:
Delinquencies (1)
30+ days	$1,418	$1,113	$995
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.21%	0.17%	0.15%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $3.2 million for the fourth quarter of 2021, a decrease of $1.3 million, or 28.4%, from $4.5 million for the fourth quarter of 2020. Gain on sales of loans decreased $1.3 million between the periods primarily because of a decrease in single family loan originations and sales. This decrease in non-interest income was partially offset by an increase of $0.1 million in fees and service charges earned between the periods due primarily to an increase in debit card income due to an increase in the volume of transactions. Other non-interest income increased slightly due to an increase in the fees earned on the sale of uninsured investment products between the periods. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.

Non-interest expense was $7.3 million for the fourth quarter of 2021, an increase of $0.6 million, or 8.2%, from $6.7 million for the fourth quarter of 2020. Compensation and benefits expense increased $0.4 million because of an increase in incentives earned between the periods. Professional services expense increased $0.3 million between the periods primarily because of an increase in legal expenses relating to an ongoing bankruptcy litigation claim. These increases in non-interest expense were partially offset by a $0.1 million decrease in other non-interest expense due primarily to a decrease in loan related expenses as a result of the decreased mortgage loan production between the periods. Occupancy and equipment expense decreased slightly between the periods due to a decrease in building rent expense and data processing decreased slightly between the periods due to a decrease in equipment depreciation expense.

Income tax expense was $0.7 million for the fourth quarter of 2021, a decrease of $0.5 million from $1.2 million for the fourth quarter of 2020. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Paycheck Protection Program (PPP)

The Bank actively participated in helping businesses that were negatively impacted by COVID-19 that applied for forgivable loans under the PPP as part of the CARES Act. The CARES Act was signed into law on March 27, 2020 to help small businesses that were negatively impacted by the COVID-19 pandemic. The Bank had the following activity related to the first round of the PPP through December 31, 2021:

(Dollars in thousands)	Number of Loans	Amount	Net Deferred Fees
Originated	413	$53,153	1,837
Repaid	(130)	(19,484)	-
Net deferred fees recognized	-	-	(1,097)
Balance, December 31, 2020	283	33,669	740
Repaid	(243)	(21,419)	-
Net deferred fees recognized	-	-	(597)
Balance, March 31, 2021	40	12,250	143
Repaid	(35)	(11,334)	-
Net deferred fees recognized	-	-	(126)
Balance, June 30, 2021	5	916	17
Repaid	(5)	(916)	-
Net deferred fees recognized	-	-	(17)
Balance, September 30, 2021	0	$0	0

The Consolidated Appropriations Act of 2021 was signed into law on December 27, 2020 and allocated $284 billion to the Small Business Administration (SBA) to fund a second round of the PPP. The Bank actively participated in the second round of the PPP and had the following activity through December 31, 2021:

(Dollars in thousands)	Number of Loans	Amount	Net Deferred Fees
Originated	416	$26,798	1,476
Net deferred fees recognized	-	-	(29)
Balance, March 31, 2021	416	26,798	1,447
Originated	50	2,167	149
Repaid	(182)	(6,539)	-
Net deferred fees recognized	-	-	(522)
Balance, June 30, 2021	284	22,426	1,074
Repaid	(232)	(15,371)	-
Net deferred fees recognized	-	-	(805)
Balance, September 30, 2021	52	7,055	269
Repaid	(45)	(4,396)	-
Net deferred fees recognized	-	-	(195)
Balance, December 31, 2021	7	$2,659	74

It is anticipated that the outstanding loans at December 31, 2021 will be forgiven by the SBA and the remaining net deferred fees will be recognized into income when the loans are repaid.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2021 was 0.77%, compared to 1.37% for the fourth quarter of 2020. Return on average equity (annualized) was 7.11% for the fourth quarter of 2021, compared to 12.18% for the same period of 2020. Book value per share at December 31, 2021 was $24.11, compared to $21.65 at December 31, 2020.

Annual Results

Net Income

Net income was $13.6 million for 2021, an increase of $3.3 million, or 31.7%, compared to net income of $10.3 million for 2020. Diluted earnings per share for the year ended December 31, 2021 was $3.01, an increase of $0.79 per share, compared to diluted earnings per share of $2.22 for the year ended December 31, 2020. The increase in net income between the periods was primarily because of a $4.8 million decrease in the provision for loan losses. The provision for loan losses decreased primarily because of the reduction in the required reserves due to the reduced economic impact of the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. Other non-interest income increased $1.7 million due primarily to an increase in the gains that were realized on the sale of real estate owned. Net interest income increased $1.1 million primarily due to an increase in the yield enhancements that were realized on PPP loans that were repaid during the period. These increases in net income were partially offset by a $3.0 million decrease in the gain on sales of mortgage loans due to a decrease in mortgage loan activity between the periods. Compensation expense increased $0.5 million due primarily to an increase in incentives earned between the periods. Income tax expense also increased $1.3 million as a result of the increased pre-tax income between the periods.

Net Interest Income

Net interest income was $30.2 million for 2021, an increase of $1.1 million, or 3.8%, from $29.1 million for 2020. Interest income was $31.8 million for 2021, a decrease of $0.2 million, or 0.6%, from $32.0 million for 2020. Interest income decreased despite the $2.3 million in yield enhancements that were recognized on PPP loans during the period and the $130.8 million increase in the average interest-earning assets between the periods. These increases in interest income were entirely offset by a decrease in the average yield earned on interest-earning assets which was 3.34% for 2021, a decrease of 56 basis points from 3.90% for 2020. The decrease in the average yield is primarily related to the decrease in the prime rate that occurred in the first quarter of 2020, which lowered the rate on adjustable rate loans in the portfolio as well as any new or renewing fixed rate loans that were originated since that time.

Interest expense was $1.6 million for 2021, a decrease of $1.3 million, or 45.5%, from $2.9 million for 2020. Interest expense decreased despite the $123.1 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.18% for 2021, a decrease of 20 basis points from 0.38% for 2020. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in deposit rates as a result of the decrease in the federal funds rate in the first quarter of 2020. Net interest margin (net interest income divided by average interest-earning assets) for 2021 was 3.18%, a decrease of 37 basis points, compared to 3.55% for 2020. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the decrease in the prime rate that occurred in the first quarter of 2020.

A summary of the Company’s net interest margin for 2021 and 2020 is as follows:

	For the twelve month period ended
	December 31, 2021			December 31, 2020
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$210,637	2,146	1.02%	$107,771	1,857	1.72%
Loans held for sale	5,335	159	2.97	7,292	215	2.95
Single family loans, net	157,926	5,631	3.57	132,803	5,257	3.96
Commercial loans, net	427,730	21,494	5.03	449,364	21,457	4.77
Consumer loans, net	46,313	2,165	4.67	62,745	2,995	4.77
Other	102,146	166	0.16	59,321	178	0.30
Total interest-earning assets	$950,087	31,761	3.34	$819,296	31,959	3.90

Interest-bearing liabilities:
Checking accounts	$157,857	182	0.12	$122,781	151	0.12
Savings accounts	113,314	69	0.06	90,064	65	0.07
Money market accounts	245,409	557	0.23	209,522	840	0.40
Certificate accounts	93,650	745	0.80	115,079	1,795	1.56
Total interest-bearing liabilities	$610,230			$537,446
Non-interest checking	257,549			207,456
Other non-interest bearing deposits	2,490			2,251
Total interest-bearing liabilities and non-interest bearing deposits	$870,269	1,553	0.18	$747,153	2,851	0.38
Net interest income		30,208			29,108
Net interest rate spread			3.16%			3.52%
Net interest margin			3.18%			3.55%

Provision for Loan Losses

The provision for loan losses was ($2.1) million for 2021, a decrease of $4.8 million from the $2.7 million provision for loan losses for 2020. The provision for loan losses decreased primarily because of the reduction in the required reserves due to the reduced economic impact of the COVID-19 pandemic and the results of an internal analysis of the loan portfolio. The provision also decreased between the periods due to an increase in the current year in the recoveries received on previously charged off loans. During 2020, the Company increased its allowance for loan losses due to the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers in the hospitality, restaurant and entertainment industries that were negatively impacted by the COVID-19 pandemic. The underlying operations supporting many of the loans that were initially negatively impacted by the pandemic have improved and the amount of loans requiring accommodations decreased in 2021. At December 31, 2021, the Company had no loans with outstanding loan accommodations in accordance with Section 4013 of the CARES Act, compared to $34.6 million of outstanding loans that had been granted accommodations at December 31, 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The reserves decreased between the periods primarily because of a decrease in the qualitative reserves required as a result of the economic improvements related to the COVID-19 pandemic and a decrease in certain loan loss reserve percentages as a result of an internal analysis of the loan portfolio. Total non-performing assets were $4.9 million at December 31, 2021, an increase of $1.6 million, or 47.9%, from $3.3 million at December 31, 2020. Non-performing loans increased $1.9 million and foreclosed and repossessed assets decreased $0.3 million during 2021. The increase in non-performing loans is primarily related to a $3.4 million hotel loan that was classified as non-performing during the year that was partially offset by a $1.0 million commercial real estate loan that was classified as non-performing at December 31, 2020 that became performing during 2021. The decrease in the foreclosed and repossessed assets is related to changes in foreclosed commercial properties between the periods.

A reconciliation of the allowance for loan losses for 2021 and 2020 is summarized as follows:

(Dollars in thousands)	2021	2020
Balance beginning of period	$10,699	8,564
Provision	(2,119)	2,699
Charge offs:
Commercial real estate	(36)	(730)
Consumer	(42)	(84)
Commercial business	0	(8)
Recoveries	777	258
Balance at December 31,	$9,279	10,699

Non-Interest Income and Expense

Non-interest income was $14.3 million for 2021, a decrease of $0.8 million, or 5.4%, from $15.1 million for 2020. Gain on sales of loans decreased $3.0 million between the periods primarily because of a decrease in single family loan originations and sales. This decrease in non-interest income was partially offset by an increase in other non-interest income of $1.7 million due primarily to a $1.4 million increase in the gain realized on the sale of commercial real estate owned and an increase in the income earned on the sale of uninsured investment products between the periods. Fees and service charges increased $0.2 million between the periods because of an increase in debit card income due to an increase in the volume of transactions. Loan servicing fees increased $0.2 million between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.

Non-interest expense was $27.7 million for 2021, an increase of $0.6 million, or 2.0%, from $27.1 million for 2020. Compensation and benefits expense increased $0.5 million because of an increase in the incentives earned between the periods. Data processing expense increased $0.1 million due primarily to increased debit card processing costs. Professional services expense increased slightly between the periods primarily because of an increase in employee recruitment fees. These increases in non-interest expense were partially offset by a $0.1 million decrease in occupancy and equipment expense due primarily to a decrease in building rent expense between the periods. Other non-interest expense decreased slightly between the periods due primarily to a decrease in mortgage servicing expense due to a decrease in prepayments on loans being serviced for third parties.

Income tax expense was $5.4 million for 2021, an increase of $1.3 million from $4.1 million for 2020. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets for 2021 was 1.38%, compared to 1.21% for 2020. Return on average equity was 12.62% for 2021, compared to 10.56% for 2020. Book value per share at December 31, 2021 was $24.11, compared to $21.65 at December 31, 2020.

Dividend and Annual Meeting Announcement

HMN Financial, Inc. today announced that its Board of Directors has declared a quarterly dividend of 6 cents per share of common stock payable on March 9, 2022 to stockholders of record at the close of business on February 16, 2022. The declaration and amount of any future cash dividends remains subject to the sole discretion of the Board of Directors and will depend upon many factors, including the Company’s results of operations, financial condition, capital requirements, regulatory and contractual restrictions, business strategy and other factors deemed relevant by the Board of Directors.

The Company also announced that its 2022 annual meeting of shareholders will be held virtually on Tuesday, April 26, 2022 at 10:00 a.m. CDT.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “believe,” “continue,” “could,” “may,” “project,” “will,” and “would,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality and net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, deposit balances, and the allowance for loan losses; anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; the payment of dividends or repurchases of stock by HMN; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank (FRB) in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the FRB; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2021	2020
	(unaudited)
Assets
Cash and cash equivalents	$94,143	86,269
Securities available for sale:
Mortgage-backed and related securities (amortized cost $247,275 and $99,821)	245,397	101,464
Other marketable securities (amortized cost $40,691 and $46,491)	40,368	46,626
Total securities available for sale	285,765	148,090

Loans held for sale	5,575	6,186
Loans receivable, net	652,502	642,630
Accrued interest receivable	2,132	3,102
Mortgage servicing rights, net	3,280	3,043
Premises and equipment, net	17,373	10,133
Goodwill	802	802
Core deposit intangible	10	57
Prepaid expenses and other assets	5,427	7,241
Deferred tax asset, net	2,529	2,027
Total assets	$1,069,538	909,580

Liabilities and Stockholders’ Equity
Deposits	$950,666	795,204
Accrued interest payable	63	140
Customer escrows	2,143	1,998
Accrued expenses and other liabilities	6,635	8,986
Total liabilities	959,507	806,328
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,740	40,480
Retained earnings, subject to certain restrictions	131,413	117,849
Accumulated other comprehensive (loss) income	(1,583)	1,282
Unearned employee stock ownership plan shares	(1,256)	(1,450)
Treasury stock, at cost 4,564,087 and 4,359,552 shares	(59,374)	(55,000)
Total stockholders’ equity	110,031	103,252
Total liabilities and stockholders’ equity	$1,069,538	909,580

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$6,695	7,768	29,449	29,924
Securities available for sale:
Mortgage-backed and related	576	330	1,864	1,155
Other marketable	56	156	282	702
Other	50	29	166	178
Total interest income	7,377	8,283	31,761	31,959

Interest expense:
Deposits	330	558	1,553	2,851
Total interest expense	330	558	1,553	2,851
Net interest income	7,047	7,725	30,208	29,108
Provision for loan losses	234	1,151	(2,119)	2,699
Net interest income after provision for loan losses	6,813	6,574	32,327	26,409

Non-interest income:
Fees and service charges	793	741	3,125	2,877
Loan servicing fees	387	380	1,555	1,356
Gain on sales of loans	1,657	3,028	6,566	9,531
Other	378	344	3,017	1,319
Total non-interest income	3,215	4,493	14,263	15,083

Non-interest expense:
Compensation and benefits	4,249	3,884	16,114	15,646
Occupancy and equipment	1,071	1,094	4,372	4,429
Data processing	346	351	1,445	1,314
Professional services	543	230	1,438	1,405
Other	1,087	1,184	4,292	4,328
Total non-interest expense	7,296	6,743	27,661	27,122
Income before income tax expense	2,732	4,324	18,929	14,370
Income tax expense	733	1,199	5,365	4,068
Net income	1,999	3,125	13,564	10,302
Other comprehensive (loss) income, net of tax	(1,357)	(61)	(2,865)	1,236
Comprehensive income available to common shareholders	$642	3,064	10,699	11,538
Basic earnings per share	$0.45	0.68	3.03	2.23
Diluted earnings per share	$0.45	0.67	3.01	2.22

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
I. OPERATING DATA:
Interest income	$7,377	8,283	31,761	31,959
Interest expense	330	558	1,553	2,851
Net interest income	7,047	7,725	30,208	29,108

II. AVERAGE BALANCES:
Assets (1)	1,033,072	910,086	984,319	854,166
Loans receivable, net	619,164	654,801	631,969	644,912
Securities available for sale (1)	263,336	128,269	210,637	107,771
Interest-earning assets (1)	997,102	875,418	950,087	819,296
Interest-bearing liabilities and non-interest bearing deposits	918,266	797,237	870,269	747,153
Equity (1)	111,557	102,064	107,481	97,599

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.77%	1.37%	1.38%	1.21%
Interest rate spread information:
Average during period	2.79	3.48	3.16	3.52
End of period	2.80	3.48	2.80	3.48
Net interest margin	2.80	3.51	3.18	3.55
Ratio of operating expense to average total assets (annualized)	2.80	2.95	2.81	3.16
Return on average common equity (annualized)	7.11	12.18	12.62	10.56
Efficiency	71.10	55.20	62.20	61.26

	December 31,	December 31,
	2021	2020
IV. EMPLOYEE DATA:
Number of full time equivalent employees	164	172

V. ASSET QUALITY:
Total non-performing assets	$4,911	3,320
Non-performing assets to total assets	0.46%	0.37%
Non-performing loans to total loans receivable, net	0.71%	0.42%
Allowance for loan losses	$9,279	10,699
Allowance for loan losses to total assets	0.87%	1.18%
Allowance for loan losses to total loans receivable, net	1.42%	1.66%
Allowance for loan losses to non-performing loans	200.81%	398.72%

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$24.11	21.65

	Year Ended	Year Ended
	December 31, 2021	December 31, 2020
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	10.29%	11.35%
Average stockholders’ equity to average assets (1)	10.92	11.43
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	109.17	109.66
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.18	13.62
Tier 1 capital leverage ratio	9.47	9.85
Tier 1 capital ratio	13.18	13.62
Risk-based capital	14.43	14.87

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.